Exhibit 99.1

WILLIAMS-SONOMA, INC.

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Steve Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Third Quarter 2003 Operating Results
Revenues Increase 20% — EPS Increases 54%

San Francisco, CA, November 20, 2003, Williams-Sonoma, Inc. (NYSE: WSM) today announced better than expected operating results for the third quarter ended November 2, 2003. Diluted earnings per share for the third quarter of fiscal year 2003 increased 54% to $0.20 per diluted share, exceeding the third quarter of fiscal year 2002 diluted earnings per share by $0.07 and the high end of the Company’s August 21, 2003 diluted earnings per share guidance by $0.01. The Company also reiterated its fourth quarter of fiscal year 2003 guidance at $0.80 to $0.85 per diluted share and increased its full year guidance to reflect the better than expected operating results it delivered in the third quarter of fiscal year 2003.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased to deliver to our shareholders another consecutive quarter of strong financial performance. Our continued focus on customer service, supply-chain execution, and cost containment initiatives allowed us to drive our business and deliver better than expected results. On revenue growth of 20%, we delivered a 54% year-over-year increase in diluted earnings per share while absorbing an increased level of direct marketing and infrastructure-related expenses in our new and emerging brands. During the quarter, we successfully launched the Pottery Barn Teen and West Elm web sites and increased our distribution leased square footage by 11% to support increased inventory levels and strong growth in our furniture-related businesses.”

Howard Lester, Chairman, commented, “The diluted earnings per share we reported this morning represents the strongest third quarter earnings in the history of the Company. We are continuing to exceed profitability expectations and are pleased with the consistency with which we are delivering on our growth and operational initiatives.”

THIRD QUARTER 2003 — RESULTS FOR THE 13 WEEKS ENDED NOVEMBER 2, 2003

Net earnings increased 57.7% to $23.9 million in the third quarter of fiscal year 2003 versus $15.1 million in the third quarter of fiscal year 2002.

Net revenues increased 19.9% to $632.8 million in the third quarter of fiscal year 2003 versus $527.9 million in the third quarter of fiscal year 2002.

Retail net sales increased 14.8% to $351.4 million in the third quarter of fiscal year 2003 versus $306.1 million in the third quarter of fiscal year 2002. This year-over-year increase was primarily driven by incremental sales from 39 net new stores at the end of the third quarter of fiscal year 2003 versus the end of the third quarter of fiscal year 2002 and a comparable store sales increase of 5.6%. Incremental net sales generated by the Pottery Barn Kids, Pottery Barn, and Williams-Sonoma brands were the primary contributors to this year-over-year net sales increase. Third quarter year-over-year comparable store sales by retail concept are shown in the table below.

Third Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended

Retail Concept	11/2/03	11/3/02

Williams-Sonoma	6.9%	4.9%
Pottery Barn	5.4%	1.5%
Pottery Barn Kids	6.3%	<2.7%>
Hold Everything	<8.3%>	6.6%
Outlet	2.5%	3.6%

Total	5.6%	2.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer net sales (which is comprised of Catalog and Internet net sales) increased 27.5% to $239.3 million in the third quarter of fiscal year 2003 versus $187.7 million in the third quarter of fiscal year 2002. This year-over-year increase was primarily driven by incremental net sales generated by the Pottery Barn, Pottery Barn Teen, and Pottery Barn Kids brands. Internet net sales increased 71.4% to $82.4 million in the third quarter of fiscal year 2003 versus $48.0 million in the third quarter of fiscal year 2002.

Gross margin expressed as a percentage of net revenues increased 20 basis points to 39.3% in the third quarter of fiscal year 2003 versus 39.1% in the third quarter of fiscal year 2002. This 20 basis point improvement was primarily driven by favorable leveraging of fixed occupancy expenses due to year-over-year revenue growth and improved shipping profitability for merchandise delivered to customers. These gross margin improvements, however, were partially offset by higher accruals for inventory shrinkage expense. Inventory shrinkage expense increased in the third quarter of fiscal year 2003 due to significantly higher inventory levels and an unusually low level of expense in the third quarter of fiscal year 2002. This lower level of expense in the third quarter of fiscal year 2002 was primarily due to a substantial reduction in the accruals for retail inventory shrinkage expense based on a favorable mid-year physical inventory result and significantly lower inventory levels at that time.

Selling, general and administrative expenses were $210.1 million or 33.2% of net revenues in the third quarter of fiscal year 2003 versus $181.5 million or 34.4% of net revenues in the third quarter of fiscal year 2002. This 120 basis point decrease as a percentage of net revenues was attributable to a reduction in employment and other administrative expenses, partially offset by an increase in catalog advertising expense. The decrease in employment expense as a percentage of net revenues was primarily driven by a reduction in incentive compensation and deferred stock-based compensation expense in the third quarter of 2003. The increase in catalog advertising expense as a percentage of net revenues was primarily driven by a greater percentage of total net revenues during the third quarter of fiscal year 2003 being generated by the direct-to-customer channel in addition to the relatively higher costs associated with our new and emerging catalog concepts.

Merchandise inventories at cost at the end of the third quarter of fiscal year 2003 were $466.4 million versus $358.4 million at the end of the third quarter of fiscal year 2002. This 30.1% increase was based on a strategic management decision in late 2002 to reinstate the in-stock positions on core merchandise in the Williams-Sonoma, Pottery Barn, and Pottery Barn Kids brands due to unfavorable trends in customer service metrics, including service levels in our retail stores and order fulfillment rates in our direct-to-customer business. Of the $108.0 million year-over-year merchandise inventory increase at the end of the third quarter of fiscal year 2003, approximately 71% was in the retail channel, approximately 24% in the direct-to-customer channel, and approximately 5% in transit from vendors. Within the retail channel, Williams-Sonoma, Pottery Barn, and Pottery Barn Kids accounted for approximately 38%, 32%, and 17%, respectively, of the year-over-year inventory increase.

Mr. Mueller again commented, “We continue to believe that last year’s decision to reinstate our inventory levels has been fundamental to delivering our year-to-date sales results. We also believe that this premise has been clearly substantiated by the year-over-year improvements we have seen in our retail sales trends in the Williams-Sonoma, Pottery Barn and Pottery Barn Kids brands.”

☐	FISCAL 2003 YEAR-TO-DATE — RESULTS FOR THE 39 WEEKS ENDED NOVEMBER 2, 2003

Net earnings for the 39 weeks ended November 2, 2003 were $55.1 million or $0.46 per diluted share versus $44.6 million or $0.37 per diluted share for the 39 weeks ended November 3, 2002.

Net revenues for the 39 weeks ended November 2, 2003 increased 16.5% to $1.750 billion versus $1.502 billion for the 39 weeks ended November 3, 2002. Fiscal 2003 year-to-date comparable store sales increased 3.9% versus an increase of 2.9% for the same period of fiscal 2002. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

	39-Weeks Ended

Retail Concept	11/2/03	11/3/02

Williams-Sonoma	8.2%	1.6%
Pottery Barn	1.3%	4.6%
Pottery Barn Kids	1.4%	0.8%
Hold Everything	<6.2%>	<7.0%>
Outlet	6.3%	1.7%

Total	3.9%	2.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Mr. Mueller continued, “As we look ahead to the fourth quarter, we are encouraged by the overall sales trends we have seen in our retail and direct-to-customer businesses and are excited about the opportunity in our new and emerging brands. We are cognizant of the fact, however, that during the quarter, we have strategically planned to increase catalog prospecting in all of our brands and are mailing 30% of our planned catalog circulation in our new and emerging brands. Although these plans inherently create a higher level of uncertainty in our forecasts, we believe that it is extremely important for us to maintain our momentum in our catalog growth initiatives. Also during the quarter, we will be incurring costs to build the infrastructure to support our new and emerging brands and will again be adding another 10% of incremental distribution leased square footage, which we believe adds an increased level of operational complexity to an already complex distribution business model.

Based on the lower level of forecasting certainty associated with these new initiatives, while we have increased our revenue guidance for the fourth quarter in the range of 3% to 4%, we are reiterating our diluted earnings per share guidance in the range of $0.80 to $0.85 and are committed to delivering the guidance within that range.”

☐	FOURTH QUARTER 2003 — GUIDANCE FOR THE 13 WEEKS ENDING FEBRUARY 1, 2004

•	Net Revenues

☐	Net revenues are projected to be in the range of $980 million to $1.010 billion versus previous guidance of $945 million to $981 million. This revised guidance represents revenue growth in the range of 14.1% to 17.6% versus the fourth quarter of fiscal year 2002.
☐	Retail net sales are projected to be in the range of $615 million to $628 million versus previous guidance of $607 million to $623 million. This revised guidance represents net sales growth in the range of 10.4% to 12.7% versus the fourth quarter of fiscal year 2002.
☐	Comparable store sales are projected to be in the range of positive 2.5% to 4.5% versus previous guidance of positive 1.0% to 4.0%.
☐	Leased square footage is projected to increase in the range of 11% to 12%, unchanged from previous guidance.
☐	Selling square footage is projected to increase approximately 11%, unchanged from previous guidance.
☐	Direct-to-customer net sales are projected to be in the range of $307 million to $323 million versus previous guidance of $284 million to $300 million. This revised guidance represents net sales growth in the range of 20.3% to 26.6% versus the fourth quarter of fiscal year 2002.
☐	Shipping fees are projected to be in the range of $58 million to $59 million versus previous guidance in the range of $54 million to $58 million. This revised guidance represents an increase in shipping fees in the range of 24.2% to 26.4% versus the fourth quarter of fiscal year 2002.

•	Gross Margin

☐	Gross margin as a percentage of net revenues is projected to be in the range of 43.7% to 44.1%. Gross margin includes projected shipping fees in the range of $58 million to $59 million and projected shipping costs in the range of $50 million to $52 million.

•	Selling, General and Administrative Expenses

☐	Selling, general and administrative expenses as a percentage of net revenues are projected to be in the range of 27.5% to 27.7%.

•	Interest <Income> Expense - Net

☐	Interest income is projected to be in the range of $0.1 million to $0.3 million.

•	Implementation of FIN 46, “Consolidation of Variable Interest Entities”

☐	In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. FIN 46 explains how to identify variable interest entities and how to decide whether to consolidate such entities. FIN 46 requires existing unconsolidated entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The application of FIN 46 to variable interest entities created before February 1, 2003 was deferred by the FASB in October 2003. The effective date for applying the provisions of FIN 46 will now be the first reporting period ending after December 15, 2003. As a result, the two variable interest entity partnerships from which we lease our Memphis-based distribution facilities will be consolidated by us as of February 1, 2004. We estimate that the consolidation will result in increases to our consolidated balance sheet of approximately $21,000,000 in assets (primarily buildings), $18,500,000 in long-term debt, and $2,500,000 in other liabilities with no cumulative effect charge to our fiscal year 2003 consolidated statement of earnings.

•	Diluted Earnings Per Share

☐	Diluted earnings per share for the fourth quarter of fiscal year 2003 are estimated to be in the range of $0.80 to $0.85 per diluted share, unchanged from previous guidance. This guidance represents a year-over-year diluted earnings per share increase in the range of 19.4% to 26.9% versus the fourth quarter of fiscal year 2002.

•	Merchandise Inventories

☐	Merchandise inventories at the end of fiscal year 2003 compared to the end of fiscal year 2002 are projected to increase in the range of 20% to 25% versus previous guidance of 15% to 20%.

•	Depreciation and Amortization

☐	Fourth quarter of fiscal year 2003 depreciation and amortization expense is projected to be approximately $26 million.

•	Amortization of Deferred Lease Incentives

☐	Fourth quarter of fiscal year 2003 amortization of deferred lease incentives is projected to be approximately $5 million.

☐	FISCAL YEAR 2003 – GUIDANCE FOR THE 52 WEEKS ENDING FEBRUARY 1, 2004

•	Net Revenues

☐	Net revenues are projected to be in the range of $2.730 billion to $2.760 billion versus previous guidance of $2.677 billion to $2.723 billion. This increased guidance represents revenue growth in the range of 15.6% to 16.9% versus fiscal year 2002.
☐	Retail net sales are projected to be in the range of $1.605 billion to $1.618 billion versus previous guidance of $1.586 billion to $1.607 billion. This increased guidance represents net sales growth in the range of 13.3% to 14.2% versus fiscal year 2002.
☐	Comparable store sales growth is projected to be in the range of positive 3.0% to 4.0% versus previous guidance of positive 2.0% to 3.0%.

☐	Retail store count is expected to increase by 34 stores to 512 versus previous guidance of 513 stores.
☐	Leased square footage is projected to increase in the range of 11% to 12%, unchanged from previous guidance.
☐	Selling square footage is projected to increase approximately 11%, unchanged from previous guidance.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1 and Q2				Q3				Q4				FY
	2002	2003				2003				2003				2003
	Actual	Actual				Actual				Guidance				Guidance

Concept	Total	Open	Close		End	Open	Close		End	Open	Close		End	Open		Close

Williams-Sonoma	236	6	<6	>	236	10	<3	>	243	3	<8	>	238	19	*	<17	>*
Pottery Barn	159	2	<1	>	160	11	<1	>	170	7	<4	>	173	20	*	<6	>*
Pottery Barn Kids	56	10	0		66	11	0		77	1	0		78	22		0
Hold Everything	13	0	0		13	0	<1	>	12	0	<4	>	8	0		<5	>
West Elm	0	0	0		0	0	0		0	1	0		1	1		0
Outlet	14	0	0		14	2	<2	>	14	1	<1	>	14	3	*	<3	>*

Total	478	18	<7	>	489	34	<7	>	516	13	<17	>	512	65		<31	>

*	Fiscal year 2003 total store opening and closing numbers for Williams-Sonoma, Pottery Barn, and Outlet include 11 stores, 5 stores, and 3 stores, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with the Company’s definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

☐	Direct-to-customer net sales are projected to be in the range of $951 million to $967 million versus previous guidance of $921 million to $942 million. This revised guidance represents net sales growth in the range of 19.1% to 21.2% versus fiscal year 2002.
☐	Catalog circulation is projected to increase in the range of 17% to 19% versus previous guidance of 15% to 17%.
☐	Shipping fees are projected to be in the range of $174 million to $175 million versus previous guidance of $170 million to $174 million. This increased guidance represents an increase in shipping fees in the range of 19.1% to 19.8% versus fiscal year 2002.

Quarterly Net Revenues Guidance by Operating Segment
(All Amounts in Millions, Except Percentages)

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	FY 2003
	Actual	Actual	Actual	Guidance	Guidance

Net Retail Sales	$303	$335	$352	$615 - $628	$1,605 - $1,618
Net Direct-to-Customer Sales	$199	$206	$239	$307 - $323	$951 - $967
Shipping Fees	$35	$39	$42	$58 - $59	$174 - $175

Total Net Revenues	$537	$580	$633	$980 - $1,010	$2,730 - $2,760
Comparable Store Sales	<0.8% >	6.5%	5.6%	2.5% - 4.5%	3.0% - 4.0%

•	Gross Margin

☐	Gross margin as a percentage of net revenues is projected to be in the range of 40.2% to 40.3% versus previous guidance of 40.3% to 40.5%. Gross margin now includes projected shipping fees in the range of $174 million to $175 million and projected shipping costs in the range of $143 million to $145 million. Previous guidance for shipping fees and shipping costs was in the range of $170 million to $174 million and $135 million to $136 million, respectively.

•	Selling, General and Administrative Expenses

☐	Selling, general and administrative expenses as a percentage of net revenues are projected to be in the range of 31.0% to 31.1% versus previous guidance of 31.2% to 31.4%.

•	Interest <Income> Expense - Net

☐	Interest income for fiscal year 2003 is projected to be in the range of $0.7 million to $0.9 million versus previous guidance of $0.3 million income to $0.3 million expense.

•	Diluted Earnings Per Share

☐	Diluted earnings per share for fiscal year 2003 is projected to be in the range of $1.26 to $1.31 versus previous guidance of $1.25 to $1.28. This increased guidance represents a year-over-year diluted earnings per share increase in the range of 21.2% to 26.0% versus fiscal year 2002.

•	Merchandise Inventories

☐	Merchandise inventories at the end of fiscal year 2003 compared to the end of fiscal year 2002 are projected to increase in the range of 20% to 25% versus previous guidance of 15% to 20%.

•	Capital Spending

☐	Fiscal year 2003 capital spending is projected to be in the range of $215 million to $225 million, unchanged from previous guidance.

•	Depreciation and Amortization

☐	Fiscal year 2003 depreciation and amortization expense is projected to be approximately $100 million versus previous guidance of $102 million to $104 million.

•	Amortization of Deferred Lease Incentives

☐	Fiscal year 2003 deferred lease incentives are projected to be approximately $19 million, unchanged from previous guidance.

☐	STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to four million shares of the Company’s outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, we repurchased and retired two million shares of our common stock under the program. At November 2, 2003, the remaining authorized amount of stock eligible for repurchase was two million shares. Future repurchases under this program will be made through open market transactions at times and amounts that management deems appropriate. The timing and actual number of shares to be repurchased in the future will depend on a variety of factors such as price, corporate and regulatory requirements, and other market conditions. We may terminate or limit the stock repurchase program at any time without prior notice.

☐	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, November 20, 2003 at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

☐	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to inventory positions and inventory management disciplines, the Company’s growth plans, trends in the Company’s business, the Company’s ability to drive sales and earnings growth and generate sustained long-term value for its shareholders, the guidance and statements regarding the Company’s revenues, earnings per share and other financial and operating results and metrics, and statements related to the effect of FIN 46 on the Company.

The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, the Company’s ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of its merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to those of the Company; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; multi-channel and multi-brand complexities; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; general political, economic and market conditions and events, including war or conflict; and other risks and uncertainties contained in the Company’s public announcements, reports to shareholders and other documents filed with and furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2003 and quarterly report on Form 10-Q for the fiscal quarter ended August 3, 2003. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

☐	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies, Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Pottery Barn Teen, Hold Everything, West Elm and Chambers, are marketed through 516 stores, eight mail order catalogs and five e-commerce web sites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	November 2,	February 2,	November 3,
	2003	2003	2002

Assets
Current assets
Cash and cash equivalents	$42,547	$193,495	$38,461
Accounts receivable - net	45,756	34,288	53,664
Merchandise inventories - net	466,373	321,247	358,409
Prepaid catalog expenses	54,939	35,163	41,563
Prepaid expenses	26,829	21,346	21,530
Deferred income taxes	16,325	16,304	11,458
Other assets	9,045	3,541	3,895

Total current assets	661,814	625,384	528,980

Property and equipment - net	692,556	631,774	617,827
Other assets - net	18,608	7,297	6,702

Total assets	$1,372,978	$1,264,455	$1,153,509

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$196,375	$166,102	$175,757
Accrued expenses	62,742	82,027	59,172
Customer deposits	115,268	93,073	90,775
Income taxes payable	32,175	56,442	15,526
Current portion of long-term debt	7,737	7,419	7,414
Other liabilities	18,991	19,765	15,075

Total current liabilities	433,288	424,828	363,719

Deferred rent and lease incentives	176,161	161,091	160,825
Long-term debt	11,913	18,071	18,494
Deferred income tax liabilities	11,357	11,341	9,928
Other long-term obligations	7,595	5,146	4,587

Total liabilities	640,314	620,477	557,553

Shareholders’ equity	732,664	643,978	595,956

Total liabilities and shareholders’ equity	$1,372,978	$1,264,455	$1,153,509

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED NOVEMBER 2, 2003 AND NOVEMBER 3, 2002
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THIRD QUARTER				YEAR TO DATE
	2003		2002		2003		2002

	(13 Weeks)		(13 Weeks)		(39 Weeks)		(39 Weeks)
		% Of		% Of		% Of		% Of
	$	Revenues	$	Revenues	$	Revenues	$	Revenues

Retail sales	$351,418	55.5%	$306,078	58.0%	$989,774	56.6%	$859,469	57.2%
Retail shipping fees	1,781	0.3	1,735	0.3	5,195	0.3	5,247	0.3
Direct-to-customer sales	239,268	37.8	187,656	35.5	644,216	36.8	543,037	36.2
Direct-to-customer shipping fees	40,357	6.4	32,425	6.2	110,902	6.3	94,113	6.3

Net revenues	632,824	100.0	527,894	100.0	1,750,087	100.0	1,501,866	100.0

Cost of goods and occupancy expenses	350,745	55.4	293,338	55.6	988,255	56.5	840,759	56.0
Shipping costs	33,308	5.3	28,367	5.4	93,675	5.4	87,646	5.8

Total cost of goods sold	384,053	60.7	321,705	60.9	1,081,930	61.8	928,405	61.8

Gross margin	248,771	39.3	206,189	39.1	668,157	38.2	573,461	38.2

Selling, general and administrative expenses	210,065	33.2	181,469	34.4	579,134	33.1	500,305	33.3

Earnings from operations	38,706	6.1	24,720	4.7	89,023	5.1	73,156	4.9
Interest (income) expense - net	(116)	—	106	—	(562)	—	585	—

Earnings before income taxes	38,822	6.1	24,614	4.7	89,585	5.1	72,571	4.8
Income taxes	14,946	2.4	9,477	1.8	34,490	2.0	27,940	1.9

Net earnings	$23,876	3.8%	$15,137	2.9%	$55,095	3.1%	$44,631	3.0%

Earnings per share:
Basic	$0.20		$0.13		$0.48		$0.39
Diluted	$0.20		$0.13		$0.46		$0.37

Shares used in calculation of earnings per share:
Basic	116,755		116,015		115,440		115,069
Diluted	120,277		119,796		118,815		119,631

	August 3,			November 2,	November 3,
Store table	2003	Openings	Closings	2003	2002

Williams-Sonoma	236	10	(3)	243	235
Pottery Barn	160	11	(1)	170	159
Pottery Barn Kids	66	11	—	77	54
Hold Everything	13	0	(1)	12	15
Outlets	14	2	(2)	14	14

Total	489	34	(7)	516	477

Store selling square footage (sq. ft.)	2,411,000			2,577,000	2,331,000
Store leased square footage (sq. ft.)	3,833,000			4,075,000	3,681,000